Exhibit 99.1
For Immediate Release

American Axle & Manufacturing Holdings, Inc. Announces
2.5 Million Share Stock Repurchase Program

Detroit, Michigan, February 3, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that its Board of Directors approved a share repurchase program under which AAM may repurchase up to 2.5 million shares of common stock in the open market or in privately negotiated transactions from time to time over the next two years.

“Now that we have achieved investment grade credit status from both Standard & Poor’s and Moody’s in the fourth quarter of 2003, we are very pleased to commence returning cash to our stockholders in the form of a stock repurchase program,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch.

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information...

Media relations contact	Investor relations contact
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com

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